EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------x
In re:                                            Chapter 11
                                                  Case No.          03-80962-511
ALLIED DEVICES CORPORATION, d/b/a
ADCO DEVICES CO., STROBA MANU-
FACTURING CO., ABSOLUTE PRECISION
CO., ASTRO INSTRUMENT CO., KAY
PNEUMATICS, AND KING VALVE;


                           Debtor.
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                       LIQUIDATING PLAN OF REORGANIZATION
                       ----------------------------------

                  The Debtor proposes the following plan of liquidation pursuant to section 1121(b) of Chapter 11 of Title 11 of the Bankruptcy Code.

                                    Article I

                                   Definitions

     1.1 Meaning. For the purpose of this Chapter 11 Plan, each of the terms set forth herein shall have the meaning ascribed below and such meaning shall be equally applicable to the singular and plural forms of the terms defined. All of the definitions and provisions contained in this Article 1 are, and shall be, regarded as integral, substantive and operative provisions of this Plan.

     1.2 Other Terms. A term that is used in the Plan and not defined herein, but that is defined in the Bankruptcy Code or in the Federal Rules of Bankruptcy Procedure, shall have the meaning set forth therein. Any reference contained in this Plan to a particular exhibit, paragraph or article shall be deemed to be a reference to an exhibit, paragraph or article of this Plan.


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     1.3 Rules of Construction. The rules of construction set forth in ss.102 of the Bankruptcy Code shall be applicable to all of the provisions of this Plan. Without in any way limiting the foregoing, as used in this Plan, the words "includes" and "including" are without limitation.

     "Administrative Claim" shall mean a claim incurred after the Filing Date and allowed under ss.ss.503(b) or 507(a)(1) and (b) of the Bankruptcy Code, all allowances of compensation or reimbursement of expenses to Professional Persons to the extent allowed by the Court only upon entry of a Final Order under ss.330 of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, and any fees or charges assessed against the Debtor's Estate under 28 U.S.C. ss.1930.

     "Allowed" or "Allowed Amount", when referring to a Claim, shall mean the amount of a Claim

     a. filed with the Court on or before the Bar Date and as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Final Order or this Plan,

     b. which has been scheduled by the Debtor as liquidated and not disputed or contingent in amount and as to which no objection to the amount hereof has been interposed within any applicable period of limitation,

     c. as to which any objection has been interposed, to the extent such Claim has been allowed by a Final Order, or

     d.   any Claim specifically identified in this Plan as an Allowed Claim.

     "Assets" shall mean all recoveries from Bankruptcy Actions, the Debtor's equity in and to property of any type or nature whatsoever, real and personal, tangible and intangible, owned or subsequently acquired by the Debtor, after the satisfaction of the Secured Claims secured by such property, including, without limitation, property of the estate pursuant to ss.541 of the Bankruptcy Code,


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and the Debtor's interest in Cash, but, in each case, excluding all claims, causes of action or other rights specifically released pursuant to this Plan or the Confirmation Order.

     "Available Cash" shall mean the Debtor's interest in Cash on hand and the net proceeds derived, heretofore or hereafter, by the Debtor or the Liquidating Agent, from the liquidation of the Assets, together with the interest earned thereon, less the Professional Fee Reserve as provided hereunder.

     "Ballot" shall mean the form distributed to holders of Claims and Interests on which is to be indicated acceptance or rejection of the Plan.

     "Bankruptcy Actions" shall mean actions and causes of action (and the proceeds thereof), whether or not commenced as of the date hereof, arising under the Bankruptcy Code, including, without limitation, ss.ss.544, 547, 548 and 549 thereof, but, in each case, excluding all claims, causes of action or other rights specifically released pursuant to this Plan or the Confirmation Order, which non-released claims shall be prosecuted on behalf of the Debtor for the benefit of creditors of the Case.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.ss.101, et. seq., as amended. "Bar Date" shall mean June 16, 2003, the last date fixed by Final Order dated April 30, 2003 for filing proofs of Claim or Interests in the Case, which arose at any time either (a) prior to the Filing Date, or (b) on or after the Filing Date through and including the Bar Date, except for the Claims of Professional Persons who render services on behalf of the Case, the Liquidating Agent or the Liquidating Agent's Professionals, for which no bar date is in effect.

     "Business Day" shall mean any day on which commercial banks are open for business in New York, New York.


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     "Carve-outs" shall mean the sums that the Lenders have agreed to pay to holders of Unsecured Claims and certain Professional Persons from the proceeds of the liquidation of the Lenders' collateral as set forth in the Final Orders of the Court approving the Debtor's use of Cash Collateral, including but not limited to, the Unsecured Creditors' Carve-out.

     "Case" shall mean the Debtor's Case under chapter 11 of the Bankruptcy Code, Case Nos. 03-80962-511, 03-80963-511, and 03-80964-511.

     "Cash" shall mean lawful currency of the United States of America (U.S. dollars), regular check, certified check, bank check or wire transfer from a domestic bank or other cash equivalents.

     "Champion" shall mean Champion Equities LLC or its assignee or nominee, an entity that has agreed to infuse New Value into the Debtor's estate, in exchange for the New Stock in New Allied.

     "Claim" shall have the meaning given to such term in ss.101(5) of the Bankruptcy Code, as supplemented by ss.102(2) of the Bankruptcy Code.

     "Claimant" shall mean the holder of a Claim.

     "Class" shall mean any category of Claims or Interests as specified in
Article III of this Plan.

     "Committee" shall mean the Official Committee of Unsecured Creditors of the Debtor approved in the Jointly Administered Debtors' Cases by the United States Trustee (as such committee may be reconstituted from time to time).

     "Committee Counsel" shall mean Westerman, Ball, Ederer, Miller & Sharfstein, LLP, the attorneys retained by the Committee to represent it in these Cases, which retention was approved by a Final Order.


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     "Confirmation Date" shall mean the date of entry by the Court of the
Confirmation Order.

     "Confirmation Order" shall mean an order of the Court confirming the Plan in accordance with the Bankruptcy Code.

     "Consummation Date" shall mean the date that is twenty (20) days following the Effective Date.

     "Court" shall mean the United States Bankruptcy Court for the Eastern District of New York, sitting in Central Islip, New York and any appellate or other court that is competent to exercise jurisdiction over any matter or proceeding arising in or relating to the Jointly Administered Debtors' Cases.

     "Debtor" shall mean APPI, Inc., d/b/a Atlantic Precision Products, Inc. "Debtor's Counsel" shall mean Marilyn Simon & Associates.

     "Disputed Claim" shall mean a Claim as to which an objection has been timely filed and which objection (a) is not the subject of a Final Order allowing or disallowing the Claim, and (b) has not been withdrawn.

     "Distributions" shall mean Cash that is required under the Plan to be distributed to the holders of Allowed Claims.

     "Effective Date" shall mean the date on which the Confirmation Order has become a Final Order.

     "Equipment Lessors" shall mean Banc One Leasing Corporation, HSBC Business Credit (USA), Inc., JP Morgan Leasing, Inc., Citicorp Vendor Financing, Inc., the entities holding Secured Claims that are secured by specific items of equipment owned by certain of the Debtor.


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     "Excess Cash" shall mean the Debtor's Pro Rata share of 20% of the net recovery to the Lenders in excess of $4.8 million (exclusive of costs and the satisfaction of other permitted liens) resulting from the sale or liquidation of the assets of the estates of the Jointly Administered Debtors' Cases.

     "Federal Rules of Bankruptcy Procedure" shall mean the Federal Rules of Bankruptcy Procedure in effect on the date of this Plan.

     "Filing Date" shall mean February 19, 2003, the date on which the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code, thereby commencing the Case.

     "Final Distribution Date" shall mean the date of the last payment to holders of Allowed Claims in accordance with the provisions of this Plan, which date shall be no later than the tenth (10th) Business Day after the last to occur of (a) the date on which no Claim remains a Disputed Claim, (b) the date on which all Assets have been abandoned, disposed of or converted to Cash, and
(c) the date on which all Bankruptcy Actions have been abandoned, settled or litigated to Final Order.

     "Final Order" shall mean an order of the Court which has not been reversed, stayed, modified or amended and (i) the time to appeal from, or to seek review or rehearing of, has expired, (ii) no appeal, review, certiorari or rehearing is pending, and (iii) the order has become conclusive of all matters adjudicated therefor and is in full force and effect.

     "Final Pro Rata Share" shall mean, as to any Allowed Class 3 Claim as of the Final Distribution Date, a fraction (i) the numerator of which is the amount of such Allowed Class 3 Claim and (ii) the denominator of which is the sum of all Allowed Class 3 Claims.

     "Interest" shall mean the rights of owners of issued and outstanding shares of Stock of the Debtor. "Lenders" shall mean JP Morgan Chase Bank as agent for itself and Citizens Bank, the Debtor' pre-petition lenders and post-petition lenders under the cash collateral orders approved by the Court.


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

     "Liquidating Agent" shall mean Joseph S. Maniscalco, Esq. of LaMonica, Herbst, and Moniscalco, LLP or any successor thereto designated by the Committee.

     "Liquidating Agent's Professionals" shall mean all attorneys, accountants and financial consultants retained by the Liquidating Agent after the Confirmation Date.

     "New Allied" shall mean the reorganized Debtor following entry of the Confirmation Order.

     "New Stock" shall mean the Debtor's Class 4 common shares of stock which shall be reversed at a ratio of 30:1, based on the existence of 5,048,782 issued shares of stock, with New Allied authorized to issue fifty (50) million common shares of stock, post-reverse split.

     "New Value" shall mean the sum of $50,000 paid to the Debtor to acquire the New Stock. "Plan" shall mean this Plan of Liquidation. "Police Power Claims" shall mean liabilities arising under (i) the environmental laws of the United States, any municipality, city, county or state and (ii) any criminal laws of the United States, any municipality, city, county or state.

     "Post Effective Date Reserve" shall mean the sum of $50,000 to be reserved by Liquidating Agent. Such funds shall be used to pay post Confirmation Date fees and expenses of the Liquidating Agent and the Professional Persons retained in the Jointly Administered Debtors' Cases for the objections to Claims, distributions to Claimants and the pursuit of Bankruptcy Actions.


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

     "Priority Claim" shall mean any Claim entitled to priority in accordance with ss.507(a) of the Bankruptcy Code other than an Administrative Claim.

     "Professional Fees" shall mean all Claims for fees, costs and expenses of Professional Persons incurred in this Case, which fees, costs, and expenses shall have been awarded by Final Order pursuant to ss.ss.330 or 503(b) of the Bankruptcy Code.

     "Professional Fee Reserve" shall mean the amount of $35,000 held at interest by Debtor's Counsel or the Liquidating Agents for the payment of Professional Fees and post confirmation fees, costs and expenses of Professional Persons.

     "Professional Persons" shall mean all attorneys, accountants and financial consultants and other professional persons retained by a Final Order within the meaning of ss.ss.327 or 1103 of the Bankruptcy Code or otherwise.

     "Pro Rata" shall mean the proportion that the Allowed Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims until allowed or disallowed) in such Class.

                 "Released Parties" shall mean the Committee, the Debtor, the Professional Persons, the Liquidating Agent, the Liquidating Agent's
Professionals and each of their affiliates, agents, counsel, advisers, consultants, representatives, investment bankers, other professionals and past, present and future officers, directors, and employees of the foregoing.

     "Schedules" shall mean the Statement of Financial Affairs and Schedule of Assets, Liabilities and Executory Contracts filed by the Debtor with the Bankruptcy Court under Bankruptcy Rule 1007, as such Schedules have been or may be amended from time to time.

     "Secured Claims" shall mean the Claims of the Lenders and the Equipment Lessors and any other Claim that is secured, within the meaning of ss.506(a) of the Bankruptcy Code.


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

     "Stock" shall mean all the issued and outstanding shares of capital stock of the Debtor as of the Confirmation Date.

     "Unsecured Claim" shall mean any Claim that is not a Secured Claim, an Administrative Claim or a Priority Claim. "Unsecured Creditors' Carve-out" shall mean the sum of $125,000, plus the Excess Cash that the Lenders have made available to pay the holders of Allowed Unsecured Claims, the Committee, Professional Persons retained by the Committee as set forth in Final Orders of the Court approving Debtors' use of cash collateral and, as modified herein, the Liquidating Agent and the Liquidating Agent's Professionals.

                                   Article II
              Provision for the Treatment of Administration Claims

     Administrative Claims may be impaired. The Allowed Amount of such Claims shall be satisfied, settled and discharged, in full, by the payment of their Pro Rata share up to 100% of such Claims from Available Cash or with respect to Allowed Professional Fees, from the Carve-Outs first and then from Available Cash, on the later of the Consummation Date or the date such claims become Allowed, or upon such terms as may be agreed upon between the Debtor, the Committee, the Liquidating Agent and the respective Claimant entitled to such payment, or in accordance with a Final Order of the Court; provided, however, that for purposes of any payments to holders of Allowed Administrative Claims, other than Allowed Administrative Claims of the Committee, the Liquidating Agent and Professional Persons retained by the Committee or the Liquidating Agent by Final Order, Available Cash shall not include the Unsecured Creditors' Carve-out.


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

                                   Article III
                     Classification of Claims and Interests

     3.1 Classes. A Claim is in a particular class only to the extent that the Claim falls within the description of that Class and is in a different Class to the extent that the remainder of the Claim falls within the description of such different Class. In addition, a Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim.

          Class 1  - Secured Claims

          Class 2 -  Priority Claims

          Class 3  - Unsecured Claims

          Class 4 -  Holders of Common Shares of stock in Allied

          Class 5 -  Holders of Types and  Classes  of Stock in  Allied,
                     other than Common Stock, including without limitation, preferred shares, warrants, options and convertible bonds.

            Unimpaired Claims. Only Claims in Class 1 are unimpaired.

                                   Article IV
                  Treatment of Classes of Claims and Interests

     4.1 Secured Claims. Class 1 Claims are not impaired and shall be satisfied, settled and discharged, in full, by the payment of the proceeds of the sale of the assets, less expenses, that secured such Secured Claims, or distribution to the Claimant of the asset(s) on which such Claimant holds a Secured Claim or upon such terms as may be agreed upon between the Debtor, the Committee, and the respective Claimant entitled to such payment.

     4.2 Priority Claims. Class 2 Claims may be impaired and shall be satisfied, settled and discharged, in full, by the payment of their Pro Rata share of Available Cash up to100% of the Allowed Amount of such Claims on the later of



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the Consummation Date or on the date such Claims become Allowed, or upon such terms as may be agreed upon between the Debtor and/or the Committee, and the respective Claimant entitled to such payment.

     4.3 Unsecured Claims. Class 3 Claims are impaired. In full and complete satisfaction, discharge and release of Class 3 Claims, the holders of Class 3 Claims shall receive their Pro Rata share of (a) the Available Cash (after the Post Effective Date Reserve is funded and after all Administrative Claims, Secured Claims and Priority Claims are paid in full, less any reserves with respect thereto) and (b) Unsecured Creditors' Carve-out after payment of the Allowed Claims of the Committee, Professional Persons retained by the Committee, the Liquidating Agent and the Liquidating Agent's Professionals, on the later of the Consummation Date, the date such Claims become Allowed, any additional distribution date selected by the Liquidating Agent, or the Final Distribution Date.

     4.4 Common Stock Interests. The holders of Class 4 Common Stock Interests are impaired. Pursuant to the Plan, the New Stock will be issued by New Allied and delivered to Champion following the Confirmation Date and promptly after the Debtor receives the New Value from Champion.

     4.5 Holders of Types and Classes of Stock in Allied, other than Common Stock. The holders of Class 5 interests are impaired. On the Effective Date, all Class 5 Interests shall be deemed cancelled and holders of Class 5 Interests shall receive no Distribution under the Plan.

                                    Article V
                         Means for Execution of the Plan

     5.1 The Confirmation Order shall appoint the Liquidating Agent which shall be granted all the rights, powers and duties of a Trustee under Chapter 7 of the Bankruptcy Code. The Liquidating Agent shall replace the Debtor in all


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litigation, adversary proceedings and contested matters commenced prior to the
Confirmation Date and shall, with the advice and the consent of the Committee, prosecute claims of the Debtor to final conclusion. The significant majority of the funds for the implementation of the Plan shall be derived from the recoveries from the Bankruptcy Actions.

     5.2 The Liquidating Agent shall obtain a defalcation bond from a recognized surety company for funds held following the Confirmation Date.

     5.3 Promptly following entry of the Confirmation Order

     (a) New Allied shall transfer its corporate shell to Champion, free and clear of any and all public and private liens, interests, judgments, obligations and encumbrances.


     (b) New Allied shall deliver all of its corporate books and records to Champion; provided, however, that the Debtor, the Committee and the Liquidating Agent shall be provided reasonable access to such books and records as may be reasonably necessary or appropriate, to implement or consummate this Plan and the provisions of this Plan.

     (c) Champion shall terminate the present management and Board of Directors, and shall appoint David Roff as the Chairman of the Board and such other directors, as Champion, in its sole discretion deems appropriate.

     (d) Champion shall amend the Articles of Incorporation and Bylaws of New Allied to (i) effect a quasi-reorganization for accounting purposes,
          (ii) provide the maximum indemnification or other protections to New Allied's officers and directors that is allowed under applicable law,
          (iii) conform to the provisions of the Plan and the Confirmation Order and (iv) set the authorized New Stock at fifty (50) million, post-reverse split, and (v) take all action necessary and appropriate to carry out the terms of the Plan.

     (e) As part of the agreement to obtain the New Value Champion shall be authorized, without solicitation of or notice to shareholders, to issue (i) 2,000,000 shares of New Stock to the new management of New Allied and (ii) 4,000,000 free trading shares to new investors in New Allied, in the sole and unfettered discretion of Champion. New Stock is to be issued on a post-reverse split basis.


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

     5.4 The Confirmation Order shall determine, as of the date of its entry,
(a) that New Allied is a corporation in good standing, (b) that Champion is acquiring New Allied's corporate shell in good faith, and (c) shall direct the appropriate governmental agency to issue a Certificate of Good Standing for New Allied effective as of the Confirmation Date.

     5.5 The Lenders shall deliver the Unsecured Creditors' Carve-out to the Liquidating Agent and the Debtor's Counsel shall deliver the Available Cash to the Liquidating Agent, if any, in its possession, less the Professional Fee Reserve, which Debtor's Counsel shall retain at interest until entry of a Final Order(s) of the Court fixing Professional Fees and Debtor' Counsel shall disburse sums in accordance therewith. Debtor's Counsel shall retain excess funds remaining in the Professional Fee Reserve for ninety (90) days following the Effective Date to pay post confirmation fees, costs and expenses of Professional Persons. Thereafter, any sums remaining in the Professional Fee Reserve shall be promptly delivered to the Liquidating Agent for distribution in accordance with this Plan.

     5.6 The Liquidating Agent shall hold all funds delivered to him in his capacity as Liquidating Agent in interest bearing accounts and shall establish the Post Effective Date Reserve. Any Cash remaining in the Post Effective Date Reserve, immediately prior to the Final Distribution Date, shall be treated as Available Cash for distribution to Creditors as provided in Articles II and IV herein.

     5.7 Distributions to holders of Allowed Claims pursuant to this Plan shall be paid by checks drawn on the Liquidating Agent's checking account for the Case. The Confirmation Order (and any subsequent Final Orders) shall be a final determination as to the rights of all Claimants and Interest holders to participate in the Distributions under the Plan, whether or not (a) a proof of

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

claim is filed or deemed filed under ss.501 of the Bankruptcy Code, (b) such Claim is an Allowed Claim, or (c) the holder of such Claim has accepted the Plan. The Liquidating Agent shall make payments and Distributions to holders of Allowed Claims only in accordance with the Plan. Distributions of Cash pursuant to the Plan shall be rounded down to the nearest whole dollar.

     5.8 The Liquidating Agent shall commence such Bankruptcy Actions as the Liquidating Agent in its sole discretion shall deem appropriate. The Liquidating Agent may litigate the merits of each such action until determined by Final Order.

     5.9 Objections to Claims. The Liquidating Agent shall continue the retention of Committee Counsel as its counsel or such other counsel as selected by the Committee, and shall have the exclusive right, within the first ninety
(90) days following the Confirmation Date, or during such additional time requested for cause shown and authorized by Final Order, to object to any and all Claims (except the Claims of Secured Creditors) and to litigate, settle or withdraw any objection to Disputed Claims. Unless otherwise ordered by the Court, or agreed to by written stipulation approved by a Final Order, or until the objection thereto is withdrawn or contested matter or adversary proceeding dismissed, the Liquidating Agent may litigate the merits of each Disputed Claim until determined by Final Order. Any Claim for which no objection or contested matter or adversary proceeding addressed to a Claim has been filed on or before ninety (90) days after the Confirmation Order becomes a Final Order, unless such date is extended by the Court, shall be deemed an Allowed Claim in such amount as is set forth in a proof of claim filed with the Court, or if no proof of claim is filed, as listed in the schedules filed by the Debtor with the Court pursuant to Rule 1007 of the Federal Rules of Bankruptcy Procedure and not identified as disputed, contingent or unliquidated as to amount.


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     5.10 Payments and Distributions on Disputed Claims.

     a. Notwithstanding any other provision of this Plan, no distributions will be made with respect to a Disputed Claim until resolution of such dispute by a Final Order. During the time a Claim is a Disputed Claim it shall receive no post Confirmation Date interest or penalties in connection therewith. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all distributions to which such holder is then entitled under this Plan on account of such Allowed Claim. Any Person who holds both an Allowed Claim and a Disputed Claim will receive the appropriate distribution on the Allowed Claim, and no distribution will be made on the Disputed Claim until such dispute is resolved by a Final Order.

     b. In addition, the Liquidating Agent may at any time request that the Bankruptcy Court estimate any Claim under ss.502(c) of the Bankruptcy Code, regardless of whether such Claim has been previously objected to or whether the Bankruptcy Court has ruled on any such objection. In the event that the Bankruptcy Court estimates any Claim, the estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.

     5.11 Unclaimed Distributions. Unclaimed Distributions (including Distributions made by checks which fail to be negotiated) shall be retained by the Liquidating Agent and held in trust for the beneficial holders of Allowed Claims entitled thereto for a period of ninety (90) days after the Distribution date. Any Distribution remaining unclaimed ninety (90) days after the Distribution date shall be canceled (by a stop payment order or otherwise), the Claim(s) relating to such Distributions(s) shall be deemed forfeited and expunged and the holder of such Claim shall be removed from the Distribution schedule and shall receive no further Distributions under this Plan. Any and all


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canceled Distributions shall be deemed Available Cash and shall be distributed, after payment of any Professional Fees incurred in connection therewith, to the holders of Class 3 Claims in accordance with paragraph 4.3 of this Plan.

     5.12 Mailing of Distributions. All Distributions shall be made by check and shall be deemed made at the time such check is duly deposited in the United States mail, postage prepaid, to the holders of Claims at the address listed on their respective proofs of claim filed with the Court, or if no proof of claim was filed, the latest mailing address filed by the holder of an Allowed Claim entitled to a distribution, or if no such mailing address has been filed, the mailing address reflected on the Schedules.

     5.13 Maintenance and Proceeds of Bankruptcy Actions. From and after the Effective Date, the Liquidating Agent and no other entity shall be authorized to assert and litigate all Bankruptcy Actions for Distribution under this Plan. The Liquidating Agent may settle any such controversy without Bankruptcy Court approval if the amount in controversy or sum to be recovered is less than $10,000. Any recoveries shall be held by the Liquidating Agent for distribution to holders of Allowed Claims in accordance with Articles II and IV of the Plan until a Distribution date, or such date to be determined by the Liquidating Agent in consultation with the Committee. All costs and expenses incurred by the Liquidating Agent in connection with the pursuit of any Bankruptcy Actions (including Professional Fees and disbursements) shall be paid out of first, from the Unsecured Creditors' Carve-out and next, from Available Cash.

     5.14 Notwithstanding any other provision of this Plan, including, without limitation, paragraphs 5.9 and 5.13, above, the Liquidating Agent shall have no right or authority, nor shall any other person or entity have the right or authority, to assert or prosecute any claims, causes of action or rights specifically released pursuant to the terms of the Plan or the Confirmation Order. Pursuant to the Unsecured Creditors' Carve-out, in exchange for the


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benefits of the carve-out, the Committee agreed on behalf of the Committee, the
Liquidating Agent and any superceding trustee in Bankruptcy, to waive any and all claims against the Lenders that the Debtors, their estates or the creditors now possesses or in the future may possess.

     5.15 Setoffs. The Liquidating Agent may, but shall not be required to, setoff against the payments and/or Distribution of other property to be made under this Plan in respect of any Claim of any nature whatsoever the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Allowed Claim hereunder shall constitute a waiver of any such Claim the Debtor may have against such holder.

     5.16 Saturday, Sunday or Legal Holiday. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     5.17 Fractional Cents; Multiple Distributions.

     (a) Notwithstanding any other provisions of this Plan to the contrary, no payment of fractional cents will be made under this Plan. Cash will be issued to holders entitled to receive a Distribution of Cash in whole cents (rounded to the nearest whole cent). To the extent that cash remains undistributed as a result of rounding of such fractions, such Cash shall be treated as unclaimed property under the Plan.

     (b) If any creditor shall be entitled to an interim distribution in an amount less than $1.00, such distribution may instead be held by the Liquidating Agent and distributed to such creditor together with any additional distribution made to such creditor on the Final Distribution Date.


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     5.18 Post Confirmation Reports. All post confirmation reports shall be prepared and filed the Liquidating Agent. Post confirmation fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6) shall be paid by the Liquidating Agent out of Available Cash.

     5.19 Post-Confirmation Professional Services. The Professional Persons may, from time to time, provide professional services following the Confirmation Date. Such services shall be paid from the Professional Fee Reserve and/or Available Cash, subject to the limitations set forth in Article II for payment of Allowed Administrative Claims. The Liquidating Agent may retain the Liquidating Agent's Professionals following the Confirmation Date to render services including objections to claim, the calculation and distribution of Available Cash and such Liquidating Agent's Professionals' fees, costs and expenses, shall be paid first, from the Unsecured Creditors' Carve-out and next, from Available Cash. Fees, costs and expenses of (a) the Professional Persons or
(b) the Liquidating Agent and the Liquidating Agent's Professionals, shall be paid within ten (10) days after submission of a bill to Debtor's Counsel or the Liquidating Agent, as the case may be, with copies to counsel to the Committee, the Liquidating Agent and the Office of the United States Trustee, provided that no objection to the payment is received by Debtor's Counsel or the Liquidating Agent, as the case may be, during such ten (10) day period. If an objection is asserted and remains unresolved, the Professional Person, the Liquidating Agent or the Liquidating Agent's Professionals against which the objection is asserted may file an application for allowance with the Court and such fees, costs and expenses will be paid in such amounts and from such funds as shall be directed by Final Order of the Court, allowing such fees, costs and expenses.

                                   Article VI
                              The Liquidating Agent

     6.1 The duties of the Liquidating Agent are only as herein specifically provided in this Plan.

     6.2 (a) The Liquidating Agent shall establish the reserves contemplated by this Plan, shall complete the collection or liquidation of the Assets, the Bankruptcy Actions in accordance with the terms, conditions and limitations of this Plan, and shall make the Distributions contemplated by this Plan. The Liquidating Agent shall have the right to hire and retain attorneys and other advisers. All reasonable fees and expenses incurred by the Liquidating Agent shall be paid from the Post Effective Date Reserve, Available Cash and/or the Unsecured Creditors' Carve-out.

     (b) The Liquidating Agent, under the supervision of the Committee and subject to the terms, conditions and limitations set forth in this Plan, is authorized and empowered to investigate, prosecute, and if necessary, litigate any claims or causes of action constituting Assets on behalf of the Debtor and shall have standing as an estate representative to pursue such Assets, Bankruptcy Actions and Claims objections and may assert any defenses that may otherwise have been asserted by a "trustee" under the Bankruptcy Code. The Liquidating Agent shall also be vested with all rights, powers and benefits afforded to a "trustee" under ss.ss.704 and 1106 of the Bankruptcy Code. The Liquidating Agent is also authorized to take any and all other actions necessary or appropriate to implement or consummate this Plan and the provisions of this Plan.

     6.3 The Liquidating Agent shall incur no liability whatsoever for any action taken, or failure to act, except for its own gross negligence or willful misconduct.

     a. In the performance of its duties hereunder, the Liquidating Agent shall be entitled to rely upon any document, instrument or signature reasonably believed to be genuine.

     b. The Liquidating Agent may assume that any party purporting to give any notice in writing has been duly authorized to do so.

     c. The Liquidating Agent shall be paid from Available Cash compensation for the services to be rendered as Liquidating Agent at the customary hourly rate of $275 per hour or such other hourly rate agreed to by the Committee and the Lenders and shall be reimbursed for all expenses and reasonable out of pocket disbursements in connection with carrying out its duties hereunder. The Liquidating Agent shall have the right to retain LaMonica, Herbst and Maniscalco, LLP for the limited purpose of conducting claims analysis review and distributions to creditors at a paralegal rate not to exceed $85.00 per hour. The retention of LaMonica, Herbst and Maniscalco, LLP as attorneys for the Liquidating Agent is subject to entry of a Final Order of the Court approving the retention of the firm.

     d. The Liquidating Agent shall obtain insurance, paid with Available Cash, which shall indemnify the Liquidating Agent for and hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Liquidating Agent in carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability.

     e. The provisions of subparagraph (d) of this Article 6.3 shall survive the termination of this Plan.

     6.4 The Liquidating Agent shall prepare and maintain distribution schedules with respect to all Classes of Claims. As soon as practicable following the Confirmation Date, but no later than the Consummation Date, the Debtor shall prepare and deliver to the Liquidating Agent Distribution schedules with respect to Administrative Claims (except for Professional Fees), and for all other Classes of Claims, including Disputed Claims. Except as otherwise agreed by the affected Claimant or as estimated under a Final Order, the entire amount of the Disputed Claim shall be included in the schedules for purposes of computing any initial Pro Rata Distribution payable to Class 3 Claimants under Article IV of the Plan. The Liquidating Agent shall reserve and maintain the Pro Rata

Distribution payable to a holder of a Disputed Claim until entry of a Final Order with respect to such Claim. When all objections to all Claims have been resolved by a Final Order and all Assets have been converted to Cash or abandoned, the Liquidating Agent shall compute the Final Pro Rata Share and distribute the Available Cash on the Final Distribution Date.

     6.5 Turnover of Lenders' Collateral. If the Liquidating Agent comes into possession of assets subject to the lien of the Lenders, he shall forthwith deliver such assets in the form received to Lenders' counsel, Herrick Feinstein, 2 Park Avenue, New York, New York 10016, Attn: Andrew Gold, Esq.

     6.6 Termination of Duties of Liquidating Agent. Upon the completion of the liquidation of the Debtor' Assets and distribution of the Available Cash in accordance with the Plan, the duties, powers, responsibilities and rights of Liquidating Agent shall terminate, ipso facto.

                                   Article VII
                                  The Committee

     7.1 Until all Distributions have been made in accordance with the terms of this Plan, the members of the Committee shall constitute the Committee.

     7.2 The Committee shall direct and control the liquidation of the Debtor' Assets and the prosecution of objections to Claims pursuant to the Plan and shall direct, oversee and control all activity of the Liquidating Agent. The Liquidating Agent shall serve at the pleasure of the Committee. Professional Persons who served as professionals to the Committee prior to the Effective Date may also continue to serve as professionals to the Committee thereafter. Committee Counsel shall also serve as special litigation counsel to the Liquidating Agent in connection with the Bankruptcy Actions and other matters at the discretion of the Liquidating Agent.

     7.3 In the event that a vacancy occurs on the Committee by reason of death, resignation or retirement, or because a designee of a member of the Committee shall no longer be employed by such member, the vacancy thereby created shall be filled within thirty (30) days thereafter by a person designated by the member of the Committee that employed the former designee or with whom the former designee was affiliated. In the event such member of the Committee fails to designate a successor representative to serve on the Committee, the vacancy may, but need not, be filled by a designee of a majority of the remaining members of the Committee from among the employees or representatives of the remaining holders of Class 3 Claims.

     7.4 Upon the occurrence of any one of the following events, and effective immediately upon such occurrence, a member of the Committee shall be deemed to have resigned from the Committee if such member

          a. Shall assign all or any portion of its Claim other than as security for an obligation of, or to an affiliate of, such Claimant, or

          b. Releases the Debtor from payment of all or a portion of its Claim.

Any vacancy created as a result of the foregoing may, but need not, be filled by a designee of a majority of the remaining members of the Committee from among the employees or representatives of the remaining holders of the Class 3 Claims.

     7.5 The Committee shall function as such whether or not any vacancy is filled. No holder of a Class 3 Claim shall have more than one representative on the Committee at any given time.

     7.6 The Committee shall act by a majority vote of its members present and voting, either with or without formal meetings.

     7.7 The Committee shall have the power and right, upon such terms and conditions as the Committee may determine, to waive, modify or excuse performance of any of the covenants of the Debtor or the Liquidating Agent set forth in the Plan, but such waiver or excuse shall not be deemed to constitute a waiver of any other term or provision of this Plan or waiver or excuse of the same covenant on a different occasion.

     7.8 Members of the Committee and their designees shall serve without compensation. However, the Debtor or the Liquidating Agent shall reimburse each member of the Committee, out of the Post Effective Date Reserve, for all reasonable post-Confirmation Date out-of-pocket expenses or disbursements incurred by it or its designee in the performance of its duties as a member of the Committee, or a designee thereof.

     7.9 Neither the Committee nor any member of the Committee, Committee Counsel, or any of its employees, professions or agents, shall be liable for any action taken, or failure to act as a member of the Committee, except for its own gross negligence or willful misconduct. The Available Cash shall be used to indemnify and hold harmless the Committee, its members, and its professionals, and the Liquidating Agent and the Liquidating Agent's Professionals, from and against any and all liabilities, expenses, claims damages or losses incurred by them as a direct result of acts or omissions taken by them in their capacities as members or agents for the Committee or the Liquidating Agent, except for their gross negligence or willful misconduct.

     7.10 Upon the completion of the Distributions to be made to the holders of Class 3 Claims in accordance with the Plan, the duties, powers, responsibilities and rights of the Committee and its agents shall terminate, ipso facto.

                                  Article VIII
                    Executory Contracts and Unexpired Leases

     8.1 Rejection of Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases to which the Debtor is a party, which were not previously rejected by the Debtor, shall be deemed rejected and disaffirmed as of the Confirmation Date.

     8.2 Filing of Claims. Each entity who is a party to any executory contract rejected pursuant to this Article VIII shall be entitled to file, no later than thirty (30) days following the Confirmation Date, a proof of Claim for damages, if any, alleged to arise from the rejection of such executory contract or unexpired lease. A copy of the proof of claim must be delivered to the Debtor's Counsel, the Committee's Counsel and the Liquidating Agent. The failure of such entity to file a proof of Claim within the period prescribed shall forever bar such entity from asserting any Claim for damages arising from the rejection of such executory contract or unexpired lease. The filing of any such proof of Claim shall be without prejudice to any and all rights the Liquidating Agent may have to object to the allowance thereof.

                                   Article IX
                             Injunction and Release

     9.1 Except as otherwise expressly provided in this Plan, the Confirmation Order shall operate as an injunction against the commencement or continuation of any action or the employment of any process to collect, offset or recover any sums against the Released Parties with respect to

     a. any Claim or interest thereon, whether or not a proof of Claim is filed or deemed filed under ss.501 of the Bankruptcy Code, such Claim or interest becomes an Allowed Amount under ss.502 of the Bankruptcy Code or the holder of such Claim has accepted the Plan, and whether or not such Claim is reduced to judgment, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arises or may arise from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date and

     b. any liability of a kind specified in ss.ss.502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under ss.501 of the Bankruptcy Code, such Claim becomes an Allowed Amount under ss.502 of the Bankruptcy Code, or the holder of such Claim has accepted the Plan.

     9.2 Except for their obligations under the Plan, as of the Effective Date

     a. the Released Parties shall be deemed to have exchanged mutual general releases of all Claims by and among them, and

     b. all creditors, interest holders and other parties in interest in this Case shall be deemed to have granted a complete release, waiver and discharge of the Released Parties with respect to all claims, causes of action, rights and liabilities addressed and released by the Plan.

     9.3 General Injunction. Exclusive of any applications or appeals pending as of the Confirmation Date, all holders of Claims against or Interests in the Debtor shall forever be enjoined from the commencement or continuation in any manner, or any action or other proceeding of any kind, the employment of process, or any act to assert a Claim for relief against the Released Parties, in respect of:

     a. Any actions taken during the course of the Jointly Administered Debtors' Cases;

     b.   The Plan;

     c. The authorization for or the formulation, negotiation, confirmation or consummation of the Plan;

     d. Distributions, payments or transfers made under and in accordance with the provisions of the Plan;

     e. Any other matter, claim, cause of action, right or liability released pursuant to the Plan including paragraphs 9.2 above and 9.7 below;

     f.   Acts performed pursuant to the Plan; or

     g. Any matter released pursuant to the terms of the Plan, including paragraphs 9.2 above or 9.7 below.

     9.4 Injunction against Recording and Taxing Authorities. As of the Effective Date, any and all federal state and local taxing authorities shall be permanently enjoined from the commencement or continuation of any action to collect any transfer taxes from the Debtor, any Released Party, or the Interest Holders, which shall in all events be exempt from payment as provided under
Section 1146(c) of the Bankruptcy Code, and the Confirmation Order shall so provide.

     9.5 Discharge of Liquidating Agent. The Liquidating Agent shall be discharged of and from his responsibilities and obligations as Liquidating Agent, automatically and without further act or deed on the part of any entity, on the date of the clearance of the final Distribution in the Jointly Administered Debtors' Cases and after the payment of all Allowed Claims of Professional Persons as provided in the Plan.

     9.6 The automatic stay pursuant to Section 362 of the Bankruptcy Code shall continue in effect until the final Distribution of Available Cash under the Plan.

     9.7 Limitation of Liability. Except as expressly set forth herein or in the Confirmation Order and without limiting the scope or effectiveness of the releases granted in this Plan, effective on the Effective Date, none of Released Parties shall have or incur any liability for any past, present or future actions taken or omitted to be taken before, on or after the Filing Date under or in connection with, related to, affecting or arising out of the Debtor, any of the Debtor's operations, the filing of the chapter 11 petition, the Case, the administration of the Debtor's Cash, Assets, real and personal property, the negotiation, implementation, pursuit of confirmation of the Plan, the Consummation and administration of the Plan, the sale and liquidation of the

Assets, and the property to be distributed under this Plan, except by reason of his, her or its gross negligence or willful misconduct, and in all respects, the Released Parties shall be entitled to rely upon the advice of counsel with respect to his, her or its duties and responsibilities under the Plan. The Plan shall constitute a release by all past, present or future holders of Claims or Interests, directly or indirectly, to effect the foregoing, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and the Confirmation Order shall so provide.

     9.8 Notwithstanding anything to the contrary contained in this Article IX, none of the injunctions and releases provided for herein shall limit, affect or otherwise impair the right of governmental authorities to assert Police Power Claims, as appropriate, against any entity.

                                    Article X
            Certain Provisions Regarding New Allied and the New Stock

     10.1 Take Required Actions.

     (a) Without shareholder approval, the Board of Directors of New Allied shall be authorized to take any and all action necessary or appropriate to effectuate any amendments to New Allied's Certificate of Incorporation and/or Bylaws called for under the Plan and the Board of Directors and officers of New Allied shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.

     (b) New Allied shall amend its charter in conformance with section 1123(a)(5)(I) of the Bankruptcy Code. The amended charter or bylaws shall, among other provisions: (i) authorize the issuance of the New Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The amended charter and bylaws will become effective upon (i) Confirmation of the Plan, and (ii) the occurrence of the Effective Date.

     10.2 Exemption From Registration Under Section 1145 of the Bankruptcy Code.

     The New Stock will be issued without being registered under the Securities Act of 1933 (the "Act") or equivalent state securities or "blue sky" laws, in reliance on the exemption from registration provided by section 3(a)(7) of the Act (15 U.S.C. Section 77(c)(a)(7) and Section 1145(a)(1) of the Bankruptcy Code.

     10.3 Notwithstanding anything contained in this Article X, in Section 4.4 or any other provision of this Plan to the contrary, the exchange for stock by Champion and the actions to be taken by New Allied pursuant to the Plan as provided hereunder, shall be at no cost to the Debtor or its estate.

                                   Article XI
                            Miscellaneous Provisions

     11.1 Effect of Confirmation. The Distributions and other treatment afforded holders of Claims and Interests under this Plan shall be the only payments received by the holders of Claims against and Interests in the Debtor.

     11.2 Entire Agreement. The Plan and the Confirmation Order, including any exhibits to the Plan set forth the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede all prior discussions and documents. No party shall be bound by any terms, conditions, definitions, warrants, understandings or representations with respect to the Plan other than as are expressly provided for herein. Should any provision in the Plan be determined to be unenforceable by a court of competent jurisdiction, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan. The duties, rights and obligations of any person or entity named or referred to in the Plan shall be binding upon, inure to the benefit of and shall be the responsibility of, the successors and assigns of such person or entity.

     11.3 Headings. The headings of the Articles, paragraphs and sections of the Plan are inserted for convenience only and shall not affect the interpretation hereof. The Plan, including any exhibits and other attachments hereto, shall constitute the entire Plan, subject to amendment or modification solely as provided herein. Article I of the Plan is and shall be regarded as an integral, substantive and operative part of the Plan.

     11.4 Post-Consummation Effectiveness of Evidence of Claims or Interest. Evidence of Claims or Interests shall, upon the Effective Date, represent only the right to participate in the Distributions contemplated by the Plan and otherwise shall have no further force or effect. 11.5 Modification of the Plan. The Debtor may amend or modify this Plan in accordance with ss.1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. On or before substantial consummation of the Plan, the Debtor or the Committee may issue, execute, deliver or file with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of the Plan.

     11.6 Payment of Statutory Fees. All fees payable pursuant to ss.1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. The Liquidating Agent shall pay fees that accrue under ss.1930 of title 28 until a Final Decree is entered in this Case, or the Court otherwise orders, out of Available Cash and/or the Post Effective Date Reserve. The Liquidating Agent shall submit U.S. Trustee quarterly fee status reports with each quarterly fee paid after Confirmation of this Plan.

     11.7 No Interest or Attorneys' Fees. Unless otherwise specifically provided for in the Plan or Confirmation Order or Allowed by a Final Order of the Bankruptcy Court, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim or Interest shall be entitled to such interest or any penalty or late charge accruing on or after the Filing Date on any such Claim or Interest. Interest shall not accrue or be paid upon any Disputed Claim with respect to the period the Filing Date to the date paid with respect to such Claim once Allowed. No attorneys' fees will be paid by the Debtor with respect to any Claim or Interest except as expressly specified herein or Allowed by a Final Order of the Bankruptcy Court.

     11.8 Defenses with Respect to Unimpaired Claims. Except as otherwise provided in this Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor with respect to any unimpaired Claim, including but not limited to, all rights in respect of legal and equitable defenses to setoffs or recoupments against unimpaired Claims.

     11.9 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of this Case, including any of the matters set forth in this Plan, this Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

     11.10 Governing Law. Except to the extent that the Bankruptcy Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtor, the rights, duties and obligations arising under the Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of New York.

     11.11 Notice. Any notice described in or required by the terms of this Plan shall be deemed to have been properly given (a) if mailed, five (5) days after the date of mailing, or (b) if sent via facsimile, on the date of the transmission confirmation, to

                           The  Debtor  c/o  its  Attorneys,
                           Marilyn  Simon  & Associates
                           280 Madison  Avenue,  5th floor New York,
                           New  York  10016
                           Facsimile  # (212)  686-1544
                           Attn: Marilyn Simon, Esq.

                           The Committee
                           c/o its Attorneys
                           Westerman, Ball, Ederer, Miller & Scharfstein 170 Old Country Road
                           Mineola, New York 11501
                           Facsimile # (516) 622-9212
                           Attn:  Thomas A. Draghi, Esq.

                           Joseph S. Maniscalco, Esq.
                           The Liquidating Agent
                           c/o LaMonica, Herbst and Maniscalco, LLP
                           3305 Jerusalem Avenue
                           Wantagh, New York 11793
                           Facsimile # (516) 826-0222

or to such other address as the recipient may give written notice in accordance with the provisions of this paragraph of the Plan.

     11.12 Revocation. The Debtor reserves the right to revoke and withdraw this Plan at any time prior to the Confirmation Date. If the Plan is revoked or withdrawn, it shall be deemed null and void, and in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtor, the Committee, or any other entity, or to prejudice in any manner, the rights of the Debtor, the Committee, or any entity in any further proceeding involving the Debtor or the Committee.

     11.13 Substantial Consummation. The Plan will be deemed substantially consummated, as such term is used in ss.1101(2) of the Bankruptcy Code, upon the commencement of Distributions to the holders of any class of Claims under this Plan. Following such substantial consummation, any appeal, rehearing or other post-confirmation motion of any nature with respect to this Plan or the Confirmation Order except as specifically provided herein or therein shall be rendered moot and no longer justiciable.

     11.14 Cramdown. If any impaired Class fails to accept the Plan in accordance with ss.1129(a) of the Bankruptcy Code, the Debtor will request that the Court confirm the Plan in accordance with the provisions of ss.1129(b) of the Bankruptcy Code.

     11.15 Confirmation. This Plan may be confirmed if there is insufficient Cash to pay a distribution to any Class of Claims, provided that (i) no junior class receives any distribution until all superior classes are paid in full and
(ii) if there is insufficient Cash to pay any superior Class in full, such Class receives its Pro Rata share of Available Cash.

     11.16 Continuation of Prior Orders. Entry of a Confirmation Order shall not supercede or affect any prior Orders entered by the Court.

     11.17 Reservation of Rights. In the event that this Plan is not confirmed or that the Effective Date does not occur, the rights of all parties in interest in the Case shall be reserved in full.

                                   Article XII
                            Retention of Jurisdiction

     Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date or the closing of the Case, the Court shall retain and have jurisdiction of this proceeding under the provisions of the Bankruptcy Code, including, without limitation, ss.1142(b) thereof and of the Federal Rules of

Bankruptcy Procedure, and all matters arising out of, and related to the Case and the Plan, and to ensure that the intent and the purpose of the Plan is carried out and given effect. Without limitation by reason of specification, the Court shall retain and have jurisdiction for the following purposes:

     a. To consider any modification of the Plan pursuant toss.1127 of the Bankruptcy Code and/or any modification of the Plan after substantial consummation thereof,

     b.   To hear and to determine:

          (i) all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan,

          (ii) all controversies, suits and disputes, if any, as may arise between or among the holders of any Class of Claims or Interests and the Debtor,

          (iii) all claims and causes of action which may exist on behalf of the Debtor, including Bankruptcy Actions,

          (iv) applications for allowance of compensation and objections to Claims which have been or may be timely asserted in accordance with orders of this Court or this Plan,

          (v) any and all pending applications, adversary proceedings, litigated matters and contested matters, and

          (vi) matters concerning state, local and federal taxes in accordance with ss.ss.345, 505 and 1146 by the Bankruptcy Code.

     c. To ensure that Distributions are accomplished as provided herein, and to resolve any dispute or issue concerning Distributions,

     d. To protect the property of the Estate and the Assets from adverse claims or interference inconsistent with the Plan,

     e. To interpret and enforce orders previously entered in any of the Jointly Administered Debtors' Cases to the extent such orders are not superseded or inconsistent with this Plan,

     f. To recover all Assets of the Debtor and property of the Estate for Distribution under the Plan,

     g. To hear, determine and resolve any actions or controversies by or against the Liquidating Agent or Committee or the conduct, action, inaction or omission of the Liquidating Agent or Committee after the Effective Date, and

     h.   To perform any other functions set forth in the Confirmation Order.

Dated:  Central Islip, New York
         July 23, 2003                     ALLIED DEVICES CORPORATION


                                           By:      /s/Paul M. Cervino
                                                    ----------------------------
                                                    Paul M. Cervino, President